Exhibit 10.2

November 10, 2010

John C. Chisholm

Re: Employment

Dear Mr. Chisholm:

The purpose of this letter agreement is to confirm the agreement of Flotek Industries, Inc., a Delaware corporation (the “Company”) to employ John Chisholm (“Chisholm”) pursuant to the following terms:

(1) Term. The employment of John Chisholm pursuant to the terms hereof shall be effective as of November 15, 2010 and shall terminate on the date of the termination of the engagement of Protechnics II, Inc. (and/or its successors and assigns) by the Company pursuant to that certain Amended and Restated Service Agreement dated effective the date hereof between the Company and Protechnics II, Inc. (the “Service Agreement”).

(2) Duties. The duties of Chisholm as an employee of the Company shall be to provide assistance with respect to the international activities and operations of the Company and its subsidiaries.

(3) Compensation. The Company hereby agrees to pay Chisholm a monthly salary of $4,000, subject to such tax and other withholdings as may be required by law.

(4) Benefits. Unless otherwise agreed, Chisholm shall not be eligible to participate in any employee benefits provided by the Company to its employees, such as health insurance, club memberships, or automobile expenses allowances or reimbursements, or cellular telephone expense reimbursements.

(5) Covenants. Chisholm hereby agrees to be bound by the obligations of the Chisholm Companies (as defined in the Service Agreement) pursuant to Sections 7 and 9 of the Service Agreement, to the same extent and for the same time periods as the Chisholm Companies are bound by such provisions.

John C. Chisholm

November 10, 2010

If the foregoing sets forth the terms of our legally binding agreement, please execute this letter where indicated below.

Sincerely,

Flotek Industries, Inc.

By:	/s/ Jesse E. Neyman
Print Name:	Jesse E. Neyman
Title:	EVP Finance & Strategic Planning

ACCEPTED AND AGREED:

/s/ John Chisholm
John Chisholm